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
                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                                   EXHIBIT 11
                 COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE


                                          FOR THE YEAR ENDED FOR THE EIGHT MONTHS
BASIC AND DILUTED EARNINGS:                 AUGUST 31, 1999    AUGUST 31, 1998
                                          ------------------ --------------------
Net income (Loss)                            $    278,462        $   (645,464)
Less: preferred stock dividends                  (353,199)            (87,500)
Less: preferred stock dividend
     return of capital                                 --          (3,620,690)
                                             ------------        ------------
Net loss attributed to common stockholders   $    (74,737)       $ (4,353,654)
                                             ============        ============

SHARES:
Weighted average number of common
     shares outstanding                        11,996,114          11,827,308
Conversion of convertible preferred
     stock                                             --                  --
Exercise of stock options                              --                  --

TOTAL:                                         11,996,114          11,827,308
                                             ============        ============


BASIC AND DILUTED LOSS PER SHARE             $       (.01)       $       (.37)
                                             ============        ============
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